Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-49250

Prospectus

250,000 Shares
Common Stock

         The selling stockholder listed below under the caption “Selling Stockholder” may sell, from time to time, up to 250,000 shares of our common stock. All of the net proceeds from the sale of the shares of common stock will go to the selling stockholder. Western Digital will not receive any proceeds from sales of these shares. The selling stockholder may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” on page 8.

         The selling stockholder received a warrant to purchase these shares of our common stock in a private transaction.

         Our common stock is traded on the New York Stock Exchange under the symbol “WDC.” On January 17, 2002, the last reported sale price of our common stock was $6.95 per share.

         You should read this prospectus carefully before you invest.

         Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 17, 2002

Western Digital Corporation
Risk Factors
Use of Proceeds
Selling Stockholder
Plan Of Distribution
Where You Can Find More Information
Forward-Looking Statements
Legal Matters
Independent Auditors

Western Digital Corporation

         Western Digital is a longtime leader and one of the pioneers of the data storage industry. Through significant reorganization of its hard drive business in 1999 and 2000 we have become one of the most cost-effective producers of hard drives in the industry. During that time, we also established a framework to apply our data storage core competencies to emerging markets and expand beyond the traditional market for hard drives through new business ventures and market areas, while maintaining our core business.

         The hard drive industry, our core and primary business, is intensely competitive and has experienced a great deal of growth, entry and exit of competitors, and technological change over recent years. This industry is characterized by short product life cycles, dependence upon highly skilled engineering and other personnel, significant expenditures for product development and recurring periods of oversupply.

         We continuously evaluate opportunities to apply our data storage core competencies to emerging markets and to expand beyond traditional markets for hard drives through new business ventures meeting certain predefined criteria. Our new business ventures have included Connex, Inc. (“Connex”), SANavigator, Inc. (“SANavigator”), SageTree, Inc. (“SageTree”), Keen Personal Media, Inc. (“Keen PM”) and Cameo Technologies, Inc. (“Cameo”). During the three months ended September 28, 2001, we discontinued the operations of both Connex and SANavigator, selling substantially all the assets of the two companies. Our other new businesses have not yet generated significant revenue and we continue to evaluate their progress.

         On December 20, 2001, we announced the signing of a definitive agreement with Fujitsu (Thailand) Company Ltd. to purchase a 155,000-square foot hard drive and head stack assembly facility near Bangkok, Thailand. The transaction, which is expected to close in January, will include land, building and equipment.

         We are incorporated in the State of Delaware. Our principal executive offices are located at 20511 Lake Forest Drive, Lake Forest, California 92630 and our telephone number is (949) 672-7000.

Risk Factors

         An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors primarily related to our common stock offered by this prospectus and to our business and operations. You should also carefully consider the other information in this prospectus and in the documents incorporated by reference. Some of these factors have affected our financial condition or operating results in the past or are currently affecting us. All of these factors could affect our future financial condition or operating results. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment.

         Within this prospectus, we sometimes refer to years without specifying the month or day of that year. In all such cases, unless we specifically refer to a calendar year, the reference is to our fiscal year ended on or about June 30 of such year.

Risk factors related to the hard drive industry in which we operate

Our operating results depend on our being among the first-to-market and first-to-volume with our new products.

         To achieve consistent success with computer manufacturer customers we must be an early provider of next generation hard drives featuring leading technology and high quality. If we fail to:

•	consistently maintain or improve our time-to-market performance with our new products,

•	produce these products in sufficient volume within our rapid product cycle,

•	qualify these products with key customers on a timely basis by meeting our customers’ performance and quality specifications, or

•	achieve acceptable manufacturing yields and costs with these products,

then our market share would be adversely affected, which would harm our operating results.

Short product life cycles make it difficult to recover the cost of development.

         Over the past few years hard drive areal density (the gigabytes of storage per disk) has increased at a much more rapid pace than previously experienced. The technical challenges of maintaining this pace are becoming more formidable, and the risk of not achieving the targets for each new generation of drives increases, which could adversely impact product manufacturing yields and schedules, among other impacts. Higher areal densities mean that fewer heads and disks are required to achieve a given drive capacity. This has significantly shortened product life cycles, since each generation of drives is more cost effective than the previous one. Shorter product cycles make it more difficult to recover the cost of product development.

Short product life cycles force us to continually qualify new products with our customers.

         Due to short product life cycles, we must regularly engage in new product qualification with our customers. To be considered for qualification we must be among the leaders in time-to-market with our new products. Once a product is accepted for qualification testing, any failure or delay in the qualification process can result in our losing sales to that customer until the next generation of products is introduced. The effect of missing a product qualification opportunity is magnified by the limited number of high volume computer manufacturers, most of which continue to consolidate their share of the PC market. These risks are magnified because we expect cost improvements and competitive pressures to result in declining sales and gross margins on our current generation products.

Unexpected technology advances in the hard drive industry could harm our competitive position.

         If one of our competitors were able to implement a significant advance in head or disk drive technology that enables a step-change increase in areal density allowing greater storage of data on a disk, it would harm our operating results.

         Advances in magnetic, optical, semiconductor or other data storage technologies could result in competitive products that have better performance or lower cost per unit of capacity than our products. If these products prove to be superior in performance or cost per unit of capacity, we could be at a competitive disadvantage to the companies offering those products.

Our average selling prices are declining.

         We expect that our average selling prices for hard drives will continue to decline. Rapid increases in areal density mean that the average drive we sell has fewer heads and disks, and is therefore lower cost. Because of the competitiveness of the hard drive industry, lower costs generally mean lower prices. This is true even for those products that are competitive and introduced into the market in a timely manner. Our average selling prices decline even further when competitors lower prices to absorb excess capacity, liquidate excess inventories, restructure or attempt to gain market share.

The hard drive industry is highly competitive and characterized by rapid shifts in market share among the major competitors.

         The price of hard drives has fallen over time due to increases in supply, cost reductions, technological advances and price reductions by competitors seeking to liquidate excess inventories or gain market share. In addition, rapid technological changes often reduce the volume and profitability of sales of existing products and increase the risk of inventory obsolescence. These factors, taken together, result in significant and rapid shifts in market share among the industry’s major participants. For example, during 1998 and 1999, we lost significant share of the desktop market. During the first quarter of 2000, we lost market share as a result of a previously announced product recall; however, we recovered some market share during the remainder of 2000 and during the first half of 2001, but our share is still significantly below its 1997 level.

Our prices and margins are subject to declines due to unpredictable end-user demand and oversupply of hard drives.

         Demand for our hard drives depends on the demand for computer systems manufactured by our customers and on storage upgrades to existing systems. The demand for computer systems has been volatile in the past and often has had an exaggerated effect on the demand for hard drives in any given period. As a result, the hard drive market tends to experience periods of excess capacity, which typically lead to intense price competition. Recently, several competitor manufacturers and industry analysts have forecasted softening PC demand in the U.S. If intense price competition occurs as a result of softening demand, we may be forced to lower prices sooner and more than expected and transition to new products sooner than expected.

Changes in the markets for hard drives require us to develop new products.

         Over the past few years the consumer market for desktop computers has shifted significantly towards lower priced systems, especially those systems priced below $1,000. Although we were late to market with a value line hard drive to serve the low-cost PC market, we are now offering such value line products at prices that we view as competitive.

         However, if we are not able to continue to offer a competitively priced value line hard drive for the low-cost PC market, our share of that market will likely fall, which could harm our operating results.

         The PC market is fragmenting into a variety of computing devices and products. Some of these products, such as Internet appliances, may not contain a hard drive. On the other hand, many industry analysts expect, as do we, that as broadcasting and communications are increasingly converted to digital technology from the older, analog technology, the technology of computers and consumer electronics and communication devices will converge, and hard drives will be found in many consumer products other than computers. If we are not successful in using our hard drive technology and expertise to develop new products for these emerging markets, it will likely harm our operating results.

We depend on our key personnel.

         Our success depends upon the continued contributions of our key employees, many of whom would be extremely difficult to replace. Worldwide competition for skilled employees in the hard drive industry is intense. We have lost a number of experienced hard drive engineers over the past two years as a result of the loss of retention value of their employee stock options (because of the decrease in price of our common stock) and aggressive recruiting of our employees. If we are unable to retain our existing employees or hire and integrate new employees, our operating results would likely be harmed.

Risk factors relating to Western Digital particularly

Loss of market share with a key customer could harm our operating results.

         A majority of our revenue comes from a few customers. For example, during 2001, sales to our top 10 customers accounted for approximately 60% of revenues. These customers have a variety of suppliers to choose from and therefore can make substantial demands on us. Even if we successfully qualify a product with a customer, the customer generally is not obligated to purchase any minimum volume of products from us and is able to terminate its relationship with us at any time. Our ability to maintain strong relationships with our principal customers is essential to our future performance. If we lose a key customer, or if any of our key customers reduce their orders of our products or require us to reduce our prices before we are able to reduce costs, our operating results would likely be harmed. For example, this occurred with our enterprise hard drive product line early in the third quarter of 2000 and is one of the factors which led to our decision to exit the enterprise hard drive market.

Dependence on a limited number of qualified suppliers of components could lead to delays or increased costs.

         Because we do not manufacture any of the components in our hard drives, an extended shortage of required components or the failure of key suppliers to remain in business, adjust to market conditions, or to meet our quality, yield or production requirements could harm us more severely than our competitors, some of whom manufacture certain of the components for their hard drives. A number of the components used by us are available from only a single or limited number of qualified outside suppliers. If a component is in short supply, or a supplier fails to qualify or has a quality issue with a component, we may experience delays or increased costs in obtaining that component. This occurred in September 1999 when we had to shut down our Caviar product line production for approximately two weeks as a result of a faulty power driver chip which was sole-sourced from a third-party supplier.

         To reduce the risk of component shortages, we attempt to provide significant lead times when buying these components. As a result, we may have to pay significant cancellation charges to suppliers if we cancel orders, as we did in 1998 when we accelerated our transition to magnetoresistive recording head technology, and as we did in 2000 as a result of our decision to exit the enterprise hard drive market.

         In April 1999, we entered into a three-year volume purchase agreement with Komag under which we buy a substantial portion of our media components from Komag. In October 2001, we amended the volume purchase agreement to extend the initial term to six years. This strategic relationship has reduced our media component costs; however, it has increased our dependence on Komag as a supplier. Our future operating results may depend substantially on Komag’s ability to timely qualify its media components in our new development programs and to supply us with these components in sufficient volume to meet our production requirements. A significant disruption in Komag’s ability to manufacture and supply us with media could harm our operating results. Komag has announced the voluntary filing for Chapter 11 reorganization. Komag has further announced that it expects to continue its operations during the Chapter 11 process.

To develop new products we must maintain effective partner relationships with our strategic component suppliers.

         Under our “virtual vertical integration” business model, we do not manufacture any of the parts used in our hard drives. As a result, the success of our products depends on our ability to gain access to and integrate parts that are “best in class” from reliable component suppliers. To do so we must effectively manage our relationships with our strategic component suppliers. We must also effectively integrate different products from a variety of suppliers and manage difficult scheduling and delivery problems.

We have only one manufacturing facility, which subjects us to the risk of damage or loss of the facility.

         Our volume manufacturing operations currently are based in one facility in Malaysia. A fire, flood, earthquake or other disaster or condition affecting our facility or the geographic area in which it is located would almost certainly result in a loss of substantial sales and revenue and harm our operating results.

Manufacturing our products abroad subjects us to numerous risks.

         We are subject to risks associated with our foreign manufacturing operations, including:

•	obtaining requisite United States and foreign governmental permits and approvals;

•	currency exchange rate fluctuations or restrictions;

•	political instability and civil unrest;

•	transportation delays or higher freight rates;

•	labor problems;

•	trade restrictions or higher tariffs;

•	exchange, currency and tax controls and reallocations; and

•	loss or non-renewal of favorable tax treatment under agreements or treaties with foreign tax authorities.

         We have attempted to manage the impact of foreign currency exchange rate changes by, among other things, entering into short-term, forward exchange contracts. However, those contracts do not cover our full exposure and can be canceled by the issuer if currency controls are put in place, as occurred in Malaysia during the first quarter of 1999. As a result of the Malaysian currency controls, we are no longer hedging the Malaysian currency risk.

Our plan to broaden our business takes us into new markets.

         We are developing storage devices and content management software for the emerging broadband television market through our Keen PM subsidiary. We will be facing the challenge of developing products for a market that is still evolving and subject to rapid changes and shifting consumer preferences. There are several competitors which have also entered this emerging market, and there is no assurance that the market for digital storage devices for television and other audio-visual content will materialize or support all of these competitors.

         We have entered the data warehouse software and services market through our SageTree subsidiary and are considering other initiatives related to data and content management, storage and communication. In any of these initiatives we will be facing the challenge of developing products and services for markets that are still evolving and which have many current and potential competitors. If we are not successful in these new initiatives it will likely harm our operating results.

         We have developed technologies and services for integrating high-quality digital video into everyday computing through our Cameo subsidiary. We will be facing the challenge of developing products for a market that is still evolving and subject to rapid changes and shifting consumer preferences. There is no assurance that the market for these products will materialize or that the products we produce will be acceptable to that market.

Our reliance on intellectual property and other proprietary information subjects us to the risk of significant litigation.

         The hard drive industry has been characterized by significant litigation. This includes litigation relating to patent and other intellectual property rights, product liability claims and other types of litigation. We are currently evaluating notices of alleged patent infringement or notices of patents from patent holders. We also are a party to several judicial and other proceedings relating to patent and other intellectual property rights. If we conclude that a claim of infringement is valid, we may be required to obtain a license or cross-license or modify our existing technology or design a new non-infringing technology. Such licenses or design modifications can be extremely costly. We may also be liable for any past infringement. If there is an adverse ruling against us in an infringement lawsuit, an injunction could be issued barring production or sale of any infringing product. It could also result in a damage award equal to a reasonable royalty or lost profits or, if there is a finding of willful infringement, treble damages. Any of these results would likely increase our costs and harm our operating results.

Our reliance on intellectual property and other proprietary information subjects us to the risk that these key ingredients of our business could be copied by competitors.

         Our success depends, in significant part, on the proprietary nature of our technology, including non-patentable intellectual property such as our process technology. Despite safeguards, to the extent that a competitor is able to reproduce or otherwise capitalize on our technology, it may be difficult, expensive or impossible for us to obtain necessary legal protection. Also, the laws of some foreign countries may not protect our intellectual property to the same extent as do the laws of the United States. In addition to patent protection of intellectual property rights, we consider elements of our product designs and processes to be proprietary and confidential. We rely upon employee, consultant and vendor non-disclosure agreements and a system of internal safeguards to protect our proprietary information. However, any of our registered or unregistered intellectual property rights may be challenged or exploited by others in the industry, which might harm our operating results.

Inaccurate projections of demand for our product can cause large fluctuations in our quarterly results.

         If we do not forecast total quarterly demand accurately, it can have a material adverse effect on our quarterly results. We typically book and ship a high percentage of our total quarterly sales in the third month of the quarter, which makes it difficult for us to match our production plans to customer demands. In addition, our quarterly projections and results may be subject to significant fluctuations as a result of a number of other factors including:

•	the timing of orders from and shipment of products to major customers;

•	our product mix;

•	changes in the prices of our products;

•	manufacturing delays or interruptions;

•	acceptance by customers of competing products in lieu of our products;

•	variations in the cost of components for our products;

•	limited access to components that we obtain from a single or a limited number of suppliers, such as Komag;

•	competition and consolidation in the data storage industry; and

•	seasonal and other fluctuations in demand for computers often due to technological advances.

Rapidly changing market conditions in the hard drive industry make it difficult to estimate actual results.

         We have made and continue to make a number of estimates and assumptions relating to our consolidated financial reporting. The rapidly changing market conditions with which we deal means that actual results may differ significantly from our estimates and assumptions. Key estimates and assumptions for us include:

•	accruals for warranty against product defects;

•	price protection adjustments on products sold to resellers and distributors;

•	inventory adjustments for write-down of inventories to fair value;

•	reserves for doubtful accounts; and

•	accruals for product returns.

The market price of our common stock is volatile.

         The market price of our common stock has been, and may continue to be, extremely volatile. Factors such as the following may significantly affect the market price of our common stock:

•	actual or anticipated fluctuations in our operating results;

•	announcements of technological innovations by us or our competitors which may decrease the volume and profitability of sales of our existing products and increase the risk of inventory obsolescence;

•	new products introduced by us or our competitors;

•	periods of severe pricing pressures due to oversupply or price erosion resulting from competitive pressures;

•	developments with respect to patents or proprietary rights;

•	conditions and trends in the hard drive, data and content management, storage and communication industries; and

•	changes in financial estimates by securities analysts relating specifically to us or the hard drive industry in general.

         In addition, the stock market in recent months has experienced extreme price and volume fluctuations that have particularly affected the stock price of many high technology companies. These fluctuations are often unrelated to the operating performance of the companies.

         Securities class action lawsuits are often brought against companies after periods of volatility in the market price of their securities. A number of such suits have been filed against us in the past, and any of these litigation matters could result in substantial costs and a diversion of resources and management’s attention.

We may be unable to raise future capital through debt or equity financing.

         Due to our recent financial performance and the risks described in this prospectus, in the future we may be unable to maintain adequate financial resources for capital expenditures, working capital and research and development. We have a credit facility for our WDT subsidiary, which matures on September 20, 2003. If we decide to increase or accelerate our capital expenditures or research and development efforts, or if results of operations do not meet our expectations, we could require additional debt or equity financing. However, we cannot ensure that additional financing will be available to us or available on favorable terms. An equity financing could also be dilutive to our existing stockholders.

Power outages resulting from energy shortages in California may have an adverse impact on our facilities located in California.

         We conduct substantial operations at our headquarters located in Lake Forest, California and at our facilities located in San Jose, California and Irvine, California. We rely on a continuous power supply in order to conduct those operations. California’s current energy crisis could disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when energy reserves for the state fall below 1.5%, California has on some occasions implemented, and may in the future implement, rolling blackouts across the state. Although the Governor and state legislators are working to prevent them in the future, and although we have has back-up energy reserves to last a short period, rolling blackouts could interrupt our power supply and might temporarily render us unable to continue operations at our California facilities. Any such interruption in our ability to continue our operations at our California facilities could delay the development of products or disrupt communications with our customers, suppliers or manufacturing operations, either of which could harm our business and results of operations. In addition, if wholesale prices for electricity continue to increase, our operating expenses would likely increase which might negatively affect our operating results.

Use of Proceeds

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.

Selling Stockholder

         As partial consideration for the settlement of a lawsuit which alleged infringement by us of several patents, we issued in a private transaction a warrant to purchase the shares to the selling stockholder who is the holder of the patents. We issued the warrant on January 10, 2000. As of the date of this prospectus, the selling stockholder has exercised only a portion of the warrant. Upon exercise of the warrant, shares of common stock were or will be issued to the selling stockholder in a private transaction.

         The selling stockholder may from time to time offer and sell pursuant to this prospectus up to 250,000 shares of our common stock. The following table sets forth, as of January 11, 2002, the number of shares of our common stock that the stockholder beneficially owns. The term “selling stockholder” includes the holder listed below and its transferees, pledgees, donees or other successors receiving shares from the holder listed below after the date of this prospectus. We have prepared this table based upon information furnished to us by or on behalf of the selling stockholder. Based on information provided to us by the selling stockholder, the selling stockholder does not beneficially own any shares of our common stock other than those listed in the table below.

         The selling stockholder does not own more than 1% of our outstanding common stock. The selling stockholder has not had any material relationship with us during the past three years.

         The selling stockholder has confirmed that the acquisition of the securities is for investment purposes only and not with a view toward their resale, and has acknowledged the existence of restrictions on resale applicable to these securities. This offering relates only to the sale of shares to be held by the selling stockholder named in the following table. The selling stockholder may sell, transfer or otherwise dispose of some or all of its shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

	Beneficial Ownership			Beneficial Ownership
	Prior to Offering			After Offering
Shares
	Number of	Percent of	Registered	Number of	Percent of
Name of Beneficial Owner	Shares	Class	Hereby *	Shares**	Class

Magnetic Media Development, LLC	250,000	0%	250,000	0	0%

*	Includes 120,000 shares of common stock that may be issued pursuant to the warrant which is immediately exercisable.

**	Assumes all shares of common stock that may be offered are sold.

         The information regarding the selling stockholder may change from time to time. If required, we will set forth these changes in one or more prospectus supplements.

Plan Of Distribution

         The selling stockholder can use this prospectus to sell the shares at any time while the prospectus is in effect, unless we have notified the selling stockholder that the prospectus is not then available. The selling stockholder will determine if, when and how it will sell the shares that it owns. Any sales may occur in one or more of the following types of transactions (including block transactions):

•	transactions on the New York Stock Exchange or any other organized market where the shares may be traded;

•	privately negotiated transactions between the selling stockholder and the purchaser; or

•	transactions effected with or through a broker-dealer acting as either agent or principal.

         These transactions may involve transfer of the shares upon exercise or settlement of put or call options, or delivery of the shares to replace shares that were previously borrowed from another stockholder or a combination of such methods. If a broker-dealer is used in the sale of shares, that person may solicit potential purchasers. The shares may also be transferred as a gift or pursuant to a pledge, or may be sold to a broker-dealer acting as principal. These persons may then sell the shares to another person, either directly or through another broker-dealer, subject to compliance with the requirements of the Securities Act.

         The price at which sales of the shares occur may be based on market prices or may be negotiated between the parties, and the consideration may be cash or another form negotiated between the parties. Broker-dealers acting as agents or principals may be paid compensation in the form of discounts, concessions or commissions from the selling stockholder and/or from the purchasers of the shares, or both. Brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder and/or the purchasers. We have agreed to pay certain of the costs, expenses and fees of preparing, filing and maintaining this prospectus and the registration statement of which this prospectus is a part, but we will not receive any proceeds from the sale of these shares. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on it under the Securities Act.

         The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares, if required, we will file a supplement to this prospectus.

         If the selling stockholder uses this prospectus for any sale of the shares, it will be subject to the prospectus delivery requirements of the Securities Act. For transactions effected on or through the NYSE, those requirements may be satisfied by our delivery of copies of this prospectus to the NYSE in compliance with Securities Act Rule 153. Instead of using this prospectus for any sale of the shares, the selling stockholder may resell shares in compliance with the criteria and requirements of Securities Act Rule 144.

         The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

Where You Can Find More Information

         We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports and other information at the SEC’s public reference facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549), Chicago (located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and New York (located at 233 Broadway, 16th Floor, Woolworth Building, New York, NY 10279-1803). You can also obtain copies of these materials from the SEC’s public reference section (located at 450 Fifth Street, N.W., Washington, D.C. 20549) at prescribed rates. Please call the SEC at 1-800-SEC-0300 for further information about the public reference rooms. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc. (located at 20 Broad Street, New York, New York 10005).

         The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

1.	Our Annual Report on Form 10-K for the fiscal year ended June 29, 2001;

2.	Our Annual Report on Form 11-K for the fiscal year ended June 30, 2001;

3.	Our Quarterly Report on Form 10-Q for the quarter ended September 28, 2001;

4.	Our Current Reports on Form 8-K, filed on July 30, 2001, October 25, 2001 and January 17, 2002;

5.	The description of our common stock contained in the Registration Statement on Form 8-B of Western Digital Technologies, Inc. (formerly known as Western Digital Corporation prior to its adoption of a holding company organizational structure effected pursuant to Section 251(g) of the Delaware General Corporation Law on April 6, 2001), filed April 3, 1987, and any amendments or reports filed for the purpose of updating such description;

6.	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A12B (No. 1-08703), filed April 6, 2001, and any amendments or reports filed for the purpose of updating that description; and

7.	All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered by this prospectus.

         We have also filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock.

         We will provide a copy of these filings to each person, including any beneficial owner to whom this prospectus is delivered, upon written or verbal request. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary
Western Digital Corporation
20511 Lake Forest Drive
Lake Forest, CA 92630-774
(949) 672-7000

         You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Forward-Looking Statements

         This prospectus contains forward-looking statements within the meaning of federal securities laws. The statements that are not purely historical should be considered forward-looking statements. Often they can be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecasts,” and the like. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations with respect to, among other things:

•	our financial prospects;

•	our financing plans;

•	litigation and other contingencies potentially affecting our financial position, operating results or liquidity;

•	trends affecting our financial condition or operating results;

•	our strategies for growth, operations, product development and commercialization; and

•	conditions or trends in or factors affecting the computer, data storage, home entertainment or hard drive industries.

         Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Readers are urged to carefully review the disclosures made by us concerning risks and other factors that may affect our business and operating results, including those made under the captions “Risk factors related to the hard drive industry in which we operate” and “Risk factors relating to Western Digital particularly,” in this prospectus, as well as our reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Legal Matters

         The validity of the shares of common stock covered by this prospectus was passed upon by Gibson, Dunn & Crutcher LLP, Irvine, California.

Independent Auditors

         The consolidated balance sheets of Western Digital Corporation as of June 29, 2001, and June 30, 2000 and the consolidated statements of operations, cash flows and shareholder equity (deficiency) and the financial statement schedule for each of the years in the three-year period ended June 29, 2001, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 29, 2001 consolidated financial statements refers to a change in the Company’s method of revenue recognition with respect to certain sales.

         No person has been authorized in connection with any offering made under this prospectus to give any information or to make any representations other than those contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholder. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, imply that there has been no change in our affairs or that the information in this prospectus is correct as of any time subsequent to the date as of which the information is given. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered under this prospectus to anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

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250,000 Shares
Common Stock

Prospectus

January 17, 2002